Exhibit 1.2

                         FIRST AMENDMENT

                               TO

                 RESTATED DISTRIBUTION AGREEMENT

          THIS FIRST AMENDMENT TO RESTATED DISTRIBUTION AGREEMENT (the "Amendment") to that certain RESTATED DISTRIBUTION AGREEMENT, dated as of October 5, 2000 (the "Distribution Agreement"), is made and entered into as of the 13th day of December, 2000, by and among El Paso Energy Corporation, a Delaware corporation (the "Company"), and the Agents named in the Distribution Agreement (the "Agents").

          WHEREAS, the Company and the Agents desire to amend the Distribution Agreement to increase the aggregate initial offering price of the Company's Medium Term Notes (the "Notes") to be offered thereunder from $600,000,000 to $900,000,000, and to revise the definition of "Prospectus" to include the Company's prospectus supplement dated December 13, 2000.

          NOW, THEREFORE, in consideration of the mutual benefits to be derived and the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Agents agree as follows:

          1. The first sentence of the Distribution Agreement is hereby amended by deleting it in its entirety and replacing it as follows:

          "El Paso Energy Corporation, a Delaware corporation (the "Company"), confirms its agreement with each of you (each an "Agent" and collectively the "Agents") with respect to the issue and sale by the Company of its Medium Term Notes (the "Notes") having an aggregate initial offering price of up to $900,000,000 (or the equivalent thereof if any of the Notes are denominated in one or more foreign currencies or foreign composite currency units).";

          2. Section 1(a) of the Distribution Agreement is hereby amended by deleting the clause "the base prospectus relating to the
Notes constituting a part  of such  registration   statement   as
supplemented by that certain prospectus supplement, dated as of December 14, 1999 relating to the Notes, including in each case any documents incorporated by reference therein as of such filing, being hereinafter called the "Prospectus;" and replacing such clause with the following:

          "the base prospectus relating to the Notes constituting a part of such registration statement as supplemented by that certain prospectus supplement, dated as of December 13, 2000 relating to the Notes, including in each case any documents incorporated by reference therein as of such filing, being hereinafter called the "Prospectus;"

          3. This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement; and

4.   Except as specifically amended hereby, the Distribution
Agreement shall remain in full force and effect.


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          IN  WITNESS  WHEREOF, the parties hereto have  executed
this Amendment as of the day and year first above written.



                              EL PASO ENERGY CORPORATION


                              By:	/s/ C. Dana Rice
						    C. Dana Rice
						  Senior Vice President
							and Treasurer


                              BANC OF AMERICA SECURITIES LLC


                              By:  /s/ Lynn T. McConnell
  						   Lynn T. McConnell
						   Managing Director


                              ABN AMRO INCORPORATED


                              By:  /s/ Linda A. Dawson
						   Linda A. Dawson
					         Managing Director


                              CHASE SECURITIES INC.


                              By:   /s/ Robert S. Gelnaw
                                        Robert S. Gelnaw